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                                                                    Exhibit 99.1


         NEWS RELEASE


         SONUS PHARMACEUTICALS ANNOUNCES ULTRASOUND CONTRAST AGREEMENT
                             WITH NYCOMED AMERSHAM


        REPRESENTS FIRST SUCH ARRANGEMENT IN ULTRASOUND CONTRAST INDUSTRY


BOTHELL, WASHINGTON, SEPTEMBER 29, 1999 - SONUS Pharmaceuticals, Inc. (Nasdaq:SNUS) announced today that it has entered into an agreement with Nycomed Amersham plc (NYSE:NYE; LSE:NAM) for the broad cross-licensing of patents in the field of ultrasound contrast agents.

Under the terms of the agreement, Nycomed Amersham will pay SONUS an up-front license fee of $10 million, of which SONUS will receive $5 million in the third quarter of 1999 and $5 million in the fourth quarter of 1999. In addition, both companies have agreed to pay each other royalties on future sales of their ultrasound contrast agents.

The agreement provides Nycomed Amersham with an exclusive license to SONUS' ultrasound contrast patents except as related to perfluoropentane, which is the perfluorocarbon gas used by SONUS in its contrast products. Under its exclusive license to the patents, Nycomed Amersham also has the right to freely sublicense to other companies with a portion of any sublicense fees to be paid to SONUS. Nycomed Amersham's exclusive license covers all territories of the world except for ten Pacific Rim countries where its license is non-exclusive.

Also under the agreement, SONUS has a worldwide, non-exclusive license to Nycomed Amersham's ultrasound contrast agent patents related to perfluoropentane. SONUS also has the right to sublicense these patents to its collaborative partners, such as Abbott Laboratories.

"We are pleased for the opportunity to partner the complementary patent portfolios of SONUS and Nycomed Amersham, and we believe that the combination of these two portfolios represents the strongest patent estate in the industry," said Michael A. Martino, President and Chief Executive Officer of SONUS. "By leveraging the value of our patents, the arrangement provides necessary operating capital to SONUS without any dilution to our shareholders and enables us to avoid the cost and distraction of future intellectual property disputes."

SONUS Pharmaceuticals, Inc., with headquarters in Bothell, Washington, is engaged in the research and development of proprietary ultrasound contrast agents and drug delivery systems. The Company's products are being investigated for use in the diagnosis and treatment of heart disease, cancer and other debilitating conditions. News releases and other corporate information are available on SONUS' web site at www.sonuspharma.com. News releases may also be obtained via fax by calling 800-758-5804, Ext. 108377.



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Based in Amersham, England, Nycomed Amersham plc is a world leader in in-vivo diagnostic imaging and in life sciences. The company has annual sales of Pound Sterling1.1 billion and approximately 8,500 employees worldwide.


Contacts: Gregory Sessler or Pamela Dull, SONUS Pharmaceuticals, (425) 487-9500
          Tracy Cheung, Nycomed Amersham, (44) 1494 542051
          Corinne Daniels, Brunswick Group Limited, (44) 171 404 5959

Certain of the statements made in this news release are forward-looking such as those, among others, relating to the value and strength of SONUS' patents and the receipt of royalties and sublicense fees. As discussed in the Company's annual report on Form 10-K filed March 25, 1999, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: there can be no assurance that any or all of SONUS' patents will survive any legal challenges or will be ultimately enforceable or that any royalties will be received on licenses to the Company's patents. In addition, there can be no assurance that third parties will not be able to develop competitive products or processes that do not infringe any valid patents held by SONUS, or that any patents will issue from pending or future patent applications of the Company; SONUS' ultrasound contrast products will require regulatory approval by the FDA and other regulatory agencies, which approvals may never occur or may be subject to certain regulatory requirements; and market acceptance of the Company's products will depend upon a number of factors, including safety, efficacy, ease of administration, the presence of competitive imaging products or technologies and the availability of reimbursement by third party payors.



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